EXHIBIT 23.3

Neil Pettigrew, M.Sc., P.Geo.
195 Park Avenue
Thunder Bay, Ontario P7B 1B9
Cananda

To: Canso Enterprises Ltd.

Re: Consent

I, Neil Pettigrew, M.Sc., P.Geo., hereby consent to the inclusion and reference of the report titled, “Arrow River Property Review; NTS 52A/04, Thunder Bay Mining Division, Ontario, Canada,” dated November 12, 2013, in the Registration Statement on Form S-1 filed by Canso Enterprises Ltd., with the United States Securities and Exchange Commission. I reviewed, edited and approved the report in my capacity as Canso Enterprises Ltd.’s geological expert. I concur with the summary of the information in the report disclosed and agree to being named as an expert in the referenced Registration Statement.

Dated: January 29, 2014

/s/ Neil Pettigrew
Neil Pettigrew